UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Monterey Management Corp.

(Exact name of Registrant as specified in its charter)

Nevada	26-3126279
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Attn: Heidi Kline 307 Winchester Road East Syracuse, NY 13057 Telephone: (315) 849-6834
(Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☒

(Do not check if a smaller reporting company.)

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Table of Contents

Item 1. Business.	3
Legal Proceedings	8
Employees	9
Item 1A. Risk Factors.	9
Item 2. Financial Statements	12
Item 3. Properties.	16
Item 4. Security Ownership of Certain Beneficial Owners and Management.	17
Item 5. Directors and Executive Officers.	17
Directors and Executive Officers	17
Board Composition	17
Involvement in Legal Proceedings	17
Item 6. Executive Compensation.	18
Employment Agreements	18
Item 7. Certain Relationships and Related Transactions, and Director Independence.	18
Director Independence	18
Related Transactions	18
Subsequent Events	18
Item 8. Legal Proceedings.	18
Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.	18
Item 10. Recent Sales of Unregistered Securities.	19
Item 11. Description of Registrant’s Securities to be Registered.	19
Common Stock	19
Non-cumulative Voting	19
Transfer Agent	19
Item 12. Indemnification of Directors and Officers.	19
Item 13. Financial Statements and Supplementary Data.	20
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.	21
Item 15. Financial Statements and Exhibits.	21

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Item 1. Business.

Monterey Management Corp. (referred to herein as the “Company” or “Monterey”) was incorporated under the laws of the State of Nevada on December 21, 2006, as “Elevated Concepts, Inc.” The Company was originally focused on the export and sales of green, eco-friendly, biodegradable, non-toxic household products. On September 9, 2009, the Company entered into a merger agreement with Bloggerwave ApS., a Company incorporated under the laws of Denmark and the Company then changed its name to “Bloggerwave, Inc.” On October 3, 2012, the company began operations in the ATM Business. Having graduated from Bryant & Stratton College with a degree in Business Management, Heidi Kline worked in the restaurant and convenience store businesses which led to her interest in ATM’s. Ms. Kline changed the name of the Company to Monterey Management Corp. on September 9, 2014.

From inception to date, we have generated limited revenues, we have an accumulated deficit of $525,605 as of June 30, 2015, and we anticipate generating losses for the next twelve months. As of June 30, 2015, we had cash of $4,568, and we will need to raise capital to implement our planned operations. If we are unable to do so, an entire investment in our stock could be lost. Our independent public accounting firm has issued an audit opinion, which includes a statement that the results of our operations and our financial condition raise substantial doubt about our ability to continue as a going concern.

The address of our principal executive office is:

Monterey Management Corp.

307 Winchester Road

East Syracuse, NY 13057

Our telephone number is (315) 849-6834.

We do not maintain a facsimile number.

Our e-mail address is info@montereyatm.com.

Our website can be viewed at www.montereyatm.com. Information included in our website is not a part of this registration statement.

ATM’s

Our ATM’s are situated at retail stores, convenience stores, bars, restaurants, gas stations, colleges and hospitals.

We deploy and operate ATM’s primarily under the following two programs:

•	Full placement program. Under a full placement arrangement, we own an ATM and are responsible for controlling substantially all aspects of its operation including maintenance, cash management and loading, supplies, signage and telecommunications services. We may pay site owners a commission based on a percentage of sales. We are generally responsible for almost all of the expenses related to the operation of that ATM with the exception of power and, on occasion, telecommunications. We typically use this program for major national and regional merchants.

•	Merchant-owned program. Under a merchant-owned arrangement, the merchant (or, for a merchant using lease financing, its lease finance provider) typically buys an ATM through us and the merchant is responsible for most of the operating expenses such as maintenance, cash management and loading, and supplies. We typically provide all transaction processing services, and the merchants use our maintenance services from time to time. Our rental program is similar to our merchant-owned program, except that the merchant rents the ATM from us rather than purchasing it, and we provide the maintenance and supplies for the machine.

Most of our new ATM’s feature advanced functionality, diagnostics and ease of use including color displays, personal computer-based operating systems, thermal printing, dial-up and remote monitoring capabilities, and upgrade and capacity-expansion capability. All machines can perform basic cash dispensing and balance inquiry transactions, transmit on-screen marketing, dispense coupons and conduct marketing surveys. Most of our equipment is modular in design, which allows us to be flexible and accommodating to the needs of our clients as technology advances.

We upgrade our ATM machines in compliance with ATM technology. All ATM machines we operate are upgraded with triple DES encryption, which is compliant with the ATM industry regulations. This upgrade reduces the number and frequency of service calls due to outages and other ATM-related problems and, in turn, reduces the cost of maintaining each ATM machine. The ATM’s are also equipped with “smart technology” that allows us to determine on a preset time basis the operational status of the ATM. It informs us which vault cash is low, the number of times the ATM has been used, as well as other helpful information that helps us provide better service to our ATM using public.

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Our revenues are principally derived from two types of fees, which we charge for processing transactions on our ATM network. We receive an interchange fee from the issuer of the credit or debit card for processing a transaction when a cardholder uses an ATM in our network. In addition, in most cases we receive a surcharge fee from the cardholder when the cardholder makes a cash withdrawal from an ATM in our network.

We receive interchange fees for transactions on ATM’s that we own. We also receive the interchange fee for transactions on ATM’s owned by third party vendors included within our network. We keep all interchange fees. The interchange fees received by us vary from network to network and to some extent from issuer to issuer, but generally range from $0.15 to $0.55 per cash withdrawal. Interchange fees for balance inquiries, account transfers and denied transactions are generally substantially less than fees for cash withdrawals.

We impose a surcharge fee for cash withdrawals. Surcharge fees are a substantial additional source of revenue for us and other ATM network operators. The surcharge fee for ATM’s in our network ranges between $1.50 and $4.00 per withdrawal. We have 3 different circumstances for recording the surcharge fee as revenue. In the first case, when we own and service the ATM, we receive and report all of the surcharge fee as revenue. In the second case, where we own but do not service the ATM’s, we record the surcharge fee as revenue, net of any fee paid to the owner of the ATM location as commission for servicing the ATM. In the third case, on ATM’s owned and serviced by third party vendors we rebate all of each fee to the third party and do not report any surcharge fee revenue.

In addition to revenues derived from interchange and surcharge fees, we also derive revenues from providing network management services to third parties owning ATM’s included in our ATM network. These services include 24 hour transaction processing, monitoring and notification of ATM status and cash condition, notification of ATM service interruptions, in some cases dispatch of field service personnel for necessary service calls and cash settlement and reporting services. The fees for these services are paid by the owners of the ATM’s.

ATM Relationships. We purchase our ATM’s from Nautilus Hyosung ATM’s and to a lesser extent, from Hantle ATM’s. We believe that the large quantity of ATM’s we purchase from these manufacturers enables us to receive favorable pricing. In addition, we maintain close working relationships with these manufacturers in the course of our business, allowing us to stay informed regarding product updates and to minimize technical problems with purchased equipment. Although we currently purchase a majority of our ATM’s from Nautilus Hyosung ATM’s, we believe that our relationships with Hantle ATM’s are good and that we would be able to purchase the ATM’s we require from them if we were no longer able to purchase ATM’s from Nautilus Hyosung ATM’s.

Merchant Customers. We have contracts with a limited number of regional customers. We own and/or manage a total of 67 privately owned Automated Teller Machines, or ATM’s, located at 67 different merchants in New York. The terms of our merchant contracts vary as a result of negotiations at the time of execution. In the case of our full placement programs, the contract terms for contracts currently in place typically include:

•	an initial term of at least five years;
•	ATM exclusivity at locations where we install an ATM and, in many cases, a right of first refusal for all other locations;
•	a requirement that the merchant provide a highly visible space for the ATM and signage;
•	protection for us against underperforming locations by permitting us to increase the withdrawal fee or remove ATM’s; and
•	provisions making the merchant's fee variable depending on the number of ATM transactions.

New contracts under our merchant-owned or rental arrangements typically include seven year terms with other terms similar to our full placement contracts, as well as the following additional terms:

•	provisions imposing an obligation on the merchant to ensure the ATM is operational at all times its store is open to the public; and
•	provisions that require a merchant to use its best efforts to have any purchaser of the merchant's store assume our contract.

We upgrade our ATM machines in compliance with ATM technology. All ATM machines we operate are upgraded with triple DES encryption, which is compliant with the ATM industry regulations. This upgrade reduces the number and frequency of service calls due to outages and other ATM related problems and, in turn, reduces the cost of maintaining each ATM machine. The smart technology allows us to determine on a preset time basis the operational status of the ATM. It also tells us which vault cash is low, and the number of times the ATM has been used, as well as other helpful information that helps us provide better service to our ATM using public.

Breach of contracts

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Although our merchant-owned ATM customers have multi-year contracts with us for transaction processing services, due to competition, some of these customers may leave us for our competitors prior to the expiration of their contracts, or may not renew their contracts upon their expiration. Additionally, some merchants may sell or close their stores. When these events occur, we pursue these customers to continue to utilize our processing services with us or alternatively, in the event they terminate their relationship with us prior to the expiration of their contacts, we seek payment of damages under a breach of contract clause in our contracts.

Our ATM Network

General. ATM locations in our network are concentrated in New York. The following lists the names and locations of ATM’s either owned and/or managed by us.

ATM's OWNED

Cayuga Community College	11 River Glen Dr.	Fulton	NY	13069
Evie's Garden	1637 N. Salina St.	Syracuse	NY	13208-1019
Hitham's Pop Shop	507 Westcott St.	Syracuse	NY	13208
SUBTOTAL				3

ATM'S MANAGED

1st North Mkt.	717 Kirkpatrick St.	Syracuse	NY	13208
235 Deli & Grocery	235 Oakwood Ave.	Syracuse	NY	13202-3957
84 Cases & Kegs	2008 South Ave.	Syracuse	NY	13207-2022
Al's Market	448 Hawley Ave.	Syracuse	NY	13203-2135
Ariel's Mini Mkt.	300 Bradley St.	Syracuse	NY	13204-3924
Barking Gull	116 S. Willow St.	Liverpool	NY	13088
Bellevue Grocery	1601Bellvue Ave.	Syracuse	NY	13204-3323
Burnet Pk. Newstand	419 S. Wilbur St.	Syracuse	NY	13204-2624
C&C Mini Mart	1431 N. Salina St.	Syracuse	NY	13208-1552
Candy's Hillside Tavern	6207 Rock Cut Rd.	Jamesville	NY	13078-9437
Carmelos Ink City	705 Wolf St.	Syracuse	NY	13208
City Food Center	500 S. Salina St.	Syracuse	NY	13202
Comida Caliente & Grocery	791 S. Geddes St.	Syracuse	NY	13204
Cuse Market	1207 S. Geddes St.	Syracuse	NY	13204
Debs Unlimited Wireless	4118 S. Salina St.	Syracuse	NY	13205-2058
DiDo	2002 E. Fayette St	Syracuse	NY	13204
Division St. Mkt.	318 Division St.	Syracuse	NY	13208
Dream Food Market	518 Wolf St.	Syracuse	NY	13208-1185
Dully's Express Mart	700 Wolf St.	Syracuse	NY	13208-1222
Express Lane Mart	3226 S. Salina St.	Syracuse	NY	13205-1850
Extra Kleen Food	231 Hawley Ave.	Syracuse	NY	13203-2315
Fast Break	210 Park St.	Syracuse	NY	13203-1506
Franklin, Inc.	359 S. Salina St.	Syracuse	NY	13202-1601
Geddes Plaza Grocery	600 S. Geddes St.	Syracuse	NY	13204
Hall of Fame Barbershop	120 Walton St.	Syracuse	NY	13203
Hall of Fame Barbershop Dewitt	103 Pickwick Rd.	Dewitt	NY	13214
Ho-Beaus	105 N. West St.	Homer	NY	13077-9701
Homer Mini Mart	7434 Fair Haven Rd.	Homer	NY	13077-8709
IBB Mini Mart	1434 Maitland Ave.	Syracuse	NY	13205
Jeff's Mini Mart	832 Burnet Ave.	Syracuse	NY	13203-2691
Ky Duyen Café	488 N. Salina St.	Syracuse	NY	13203
Lancaster Market	1007 Lancaster Ave.	Syracuse	NY	13210
Lodi Deli	308 Lodi St.	Syracuse	NY	13203
Los Amigos Grocery	204 W. Brighton Ave.	Syracuse	NY	13205-1625
Lou Jane Mkt.	4619 S. Salina St.	Syracuse	NY	13205-2713
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Maloney's Superette	405 Stolp Ave.	Syracuse	NY	13207-1332
Mighty Blues	801 S. Geddes St.	Syracuse	NY	13204
Moonlight Deli & Beer	2817 James St.	Syracuse	NY	13206-2238
N&A Market	943 Midland Ave.	Syracuse	NY	13205-1066
New Berlin Bowling	10 Lake St.	New Berlin	NY	13411
North Side Wireless	847 N. Salina St.	Syracuse	NY	13208-2512
Northside Mkt.	106 Oak St.	Syracuse	NY	13203-2933
Page West	701 S. Geddes St., Ste.1	Syracuse	NY	13204-3197
Paul's Big M	276 W. 1st St.	Oswego	NY	13126-3025
Pavia's	854 N. Salina St.	Syracuse	NY	13208-2513
Pond St. Market	121 Pond St.	Syracuse	NY	13208
Pyramid Halal Meats	1700 Lodi St.	Syracuse	NY	13208
Raffi's Market	936 N. Salina St.	Syracuse	NY	13208
Rich's Deli	413 Milton Ave.	Syracuse	NY	13204-1929
Sedra Market	901 S. Geddes St.	Syracuse	NY	13204
Sharef's World of Fashion	622 N. State St.	Syracuse	NY	13203
Sheik's Specialty Cigars	300 S. Main St.	Syracuse	NY	13212
Skys Da Limit Clothing	1701 W. Fayette St.	Syracuse	NY	13204
Solvay Supersaver	1207 Milton Ave.	Syracuse	NY	13204
South Ave. Mkt.	1504 South Ave.	Syracuse	NY	13207
Syracuse City Mini Mart	1832 Grant Blvd.	Syracuse	NY	13208
Syracuse Elks Lodge	3815 S. Salina St.	Syracuse	NY	13205-1808
Syracuse Upstate Mkt.	124 Merriman Ave.	Syracuse	NY	13204-3212
T&L Nail Spa	171 Grant Ave, Ste. 2	Auburn	NY	13021
The Liverpool Barbarshop	612 Oswego St.	Liverpool	NY	13088
Tommy's Park	901 Butternut St.	Syracuse	NY	13208-2862
Upstate Convenience	919 South Ave.	Syracuse	NY	13207-1820
Way In Market	1204 S. Geddes St.	Syracuse	NY	13204-3937
Wings Over Syracuse	900 Butternut St.	Syracuse	NY	13208-2832
SUBTOTAL				64
TOTAL				67

The operation of the network involves the performance of many complementary tasks and services, including principally:

•	acquiring ATM’s for us or our customers;
•	selecting locations for ATM’s and entering into leases for access to those locations;
•	in the case of third party merchants, establishing relationships with them for processing transactions on their ATM’s;
•	establishing relationships with national and regional card organizations and credit card issuers to promote usage of ATM’s in the network;
•	processing transactions conducted on ATM’s;
•	supplying ATM’s with cash and monitoring cash levels for re-supply,;
•	monitoring ATM operations and managing the service needs of ATM’s; and
•	managing the collection of fees generated from the operation of the network.

ATM Locations. We believe that the profitable operation of an ATM is largely dependent upon its location. Thus, we devote significant effort to the selection of locations that will generate high cardholder utilization. Additionally, we believe the availability of attractive sites is a principal factor affecting our ability to achieve further market penetration. We attempt to identify locations in areas with high pedestrian counts where people need access to cash and where use of the ATM is convenient and secure. In addition, we believe such locations also provide a convenience to the retailer who may wish to avoid the financial exposure and added overhead of offering check-cashing services to their customers. Key target locations for our ATM’s include the following:

•	convenience stores and combination convenience store and gas stations,
•	regional retailers
•	restaurants
•	bars/clubs
•	theaters, and
•	bowling alleys.

Our goal is to secure key locations in advance of our competitors as we believe cardholders generally establish a pattern of continued usage of a particular ATM. Further, we believe such patterned usage will continue unless there are frequent problems with the location, such as a machine being out of service.

We enter into leases for our ATM locations. The leases generally provide for the payment to the lessor of either a portion of the fees generated by use of the ATM or a fixed monthly rent. Most of our leases have a term of approximately five years with a five-year renewable terms. We generally have the right to terminate a lease if the ATM does not meet certain performance standards. The lessor generally has the right to terminate a lease before the end of the lease term if we breach the lease agreement or become the debtor in a bankruptcy proceeding.

Typical ATM Transaction. In a typical ATM transaction in our network, a debit or credit cardholder inserts a credit or debit card into an ATM to withdraw funds or obtain a balance inquiry. The transaction is routed from the ATM to a processing center at Meta Bank. First Data or Columbus Data by dedicated dial-up communication links. The processing center computers identify the card issuer by the bank identification number contained within the card's magnetic strip. The transaction is then switched to the local issuing bank or card organization (or its designated processor) for authorization. Once the authorization is received, the authorization message is routed back to the ATM and the transaction is completed.

Authorization of ATM transactions. Transactions processed on ATM’s in our network are the responsibility of the card issuer. We are not liable for dispensing cash in error if we receive a proper authorization message from a card issuer.

Transaction Volumes. We monitor the number of transactions that are made by cardholders on ATM’s in our network. The transaction volumes processed on any given ATM are affected by a number of factors, including location of the ATM, the amount of time the ATM has been installed at that location, and market demographics. Our experience is that the number of transactions on a newly installed ATM is initially very low and increases for a period of three to nine months after installation as consumers become familiar with the location of the machine. We processed a total of 196,999 transactions in fiscal 2013 and 219,392 transactions in fiscal 2014.

Competition

Individuals seeking ATM-related services have a variety of choices at banking locations and within retail establishments. The convenience cash delivery and balance inquiry market is, and we expect it to remain, highly competitive due to the fact that there are few barriers to entry into the business. Our principal competition arises from other independent sales organizations, or ISOs, similar to the Company including Innovus, TRM Corp, IMS and Cardtronics. We also compete with numerous national and regional banks that operate ATM’s at their branches and at other non-branch locations. In addition, we believe that there will be continued consolidation in the ATM industry in the United States. Accordingly, new competitors may emerge and quickly acquire significant market share.

Competitive factors in our business include network availability and response time, price to both the card issuer and to our customers, and ATM locations. Our principal competitors are national ATM companies that have a dominant share of the market. These companies have greater sales, financial, production, distribution and marketing resources than ours.

We have identified the following additional categories of ATM network operators:

•	Financial Institutions. Banks have been traditional deployers of ATM’s, which have customarily been located at their banking facilities. In addition, the present trend is for many banks to place ATM’s in retail environments when the bank has an existing relationship with the retailer. This practice presents both a threat and an opportunity. It is a threat if the financial institution chooses to manage this program on its own, whereby it would limit the ATM locations available to us. On the other hand, it may be an opportunity if the financial institution chooses to outsource the management of this type of program to companies such as ours.

•	Credit Card Processors. Several of the credit card processors have diversified their business by taking advantage of existing relationships with merchants to place ATM’s at sites with those merchants.

•	Third Party Operators. This category includes data processing companies that have historically provided ATM services to financial institutions.

•	Companies that have the capability to provide both back office services and ATM management services.

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Management believes that many of the above providers, with the exception of Cardtronics, deploy ATM’s to diversify their operations and that the operation of the ATM network provides a secondary income source to a primary business.

In April 1996, national debit and credit card organizations changed the rules applicable to their members to permit the imposition of surcharge/convenience fees. Since such time, there has been increased competition, both from existing ATM network operators and from new companies entering the industry. There can be no assurance that we will compete successfully with national ATM companies. A continued increase in competition could adversely affect our margins and may have a material adverse effect on our financial condition and results of operations.

ATM Network Technology

Most of the ATM’s in our network are manufactured by Nautilus Hyosung ATM’s and Hantle ATM’s. Due to the wide range of advanced technology available, we are able to supply our customers with state-of-the-art ATM’s providing electronic features and reliability through sophisticated diagnostics and self-testing routines. The various machine types perform functions ranging from the basic routines, which include dispensing cash, displaying account information, and providing a receipt to the user, to more sophisticated routines such as dispensing stamps or coupons and providing advertising revenue through the use of monochrome or color monitor graphics. Many of our ATM’s are modular and upgradeable so we may adapt them to provide additional services in response to changing technology and consumer demand. Our field services staff tests each ATM prior to placing it in service.

Vault Cash

Currently we are using our own cash for our ATM’s in New York State. The vault cash is replenished periodically based upon cash withdrawals. For the remaining eight ATM’s in our network, such as merchant-owned ATM’s, ATM’s owned by other third party owners, the vault cash is replenished by such merchants or other third parties.

Significant Relationships

We have a limited number of regional customers. We own and/or manage a total of 67 privately owned Automated Teller Machines, or ATM’s, located at 67 different merchants in New York.  Although, we do not rely on any single merchant for our revenues, our Company would suffer dramatically if a significant number of merchants decided to stop using our ATM’s.

Trademarks & Copyrights

We do not have any trademarks or copyrights.

Regulatory Matters

New York State

New York State has several acts and regulations which pertain to the ATM industry, including the New York Banking Law and the ATM Safety Act. The ATM Safety Act mandates and proscribes the following for banking institutions that operate one or more ATM’s within New York State: surveillance cameras, adequate lighting, locking devices for indoor ATMs to permit entry only to persons using a magnetic-strip plastic card of similar device, access and compliance with building codes to permit an unobstructed view of the interior of the ATM facility, reflective mirrors as necessary to permit a person entering an indoor ATM facility to view areas within such facility that are otherwise concealed to plain view, certain signage. Although we are not a “banking institution” as defined in the ATM Safety Act and are not required to comply with the requirements of the Act, if New York State determines that such requirements are to be extended to our business, it will have a material adverse effect on our margins and operations.

Surcharge Regulation. The imposition of surcharge fees is not currently subject to federal regulation. There have been various efforts in the United States and in New York State to ban or limit transaction fees. We are not aware of any existing bans or limits on transaction fees applicable to us. We cannot guarantee, however, that transaction fees will not be banned or limited in New York. Such a ban or limit could materially limit or reduce our ATM revenues.

Our ATM business is subject to government and industry regulations, which we describe below. This regulatory environment is subject to change and various proposals have been made which, if finalized, could affect our ATM operations. Our failure to comply with existing or future laws and regulations pertaining to our ATM business could result in restrictions on our ability to provide our products and services, as well as the imposition of civil fines.

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Electronic Funds Transfer Act. The United States Electronic Funds Transfer Act, while directed principally at banks and other financial institutions, also has provisions that apply to us. In particular, the Act requires ATM operators who impose withdrawal fees to notify a customer of the withdrawal fee before the customer completes a withdrawal and incurs the fee. Notification must be made through signs placed at or on the ATM and by notification either on the ATM screen or through a print-out from the ATM. All of our ATM’s provide both types of notification.

Americans with Disabilities Act. The ADA requirements for ATM machines came out in 2010. The current ATM owners and manufacturers must meet the minimum guidelines as required by the ADA laws. The laws are very complicated to sort through, but we will try and give a synopsis of exactly what the new laws mean, and why our current ATM machines might not meet the guidelines as of March 15, 2012. First, why are they called requirements? Many things can hang on the balance of ADA guidelines. Much like requiring accessible restrooms, wheelchair access, etc., an ATM must meet Federal ADA requirements for reach and height. The ADA law of 2010 addresses and expands the access of the blind for use of an ATM machine. Insurance companies and government inspectors may not cover or approve a business location because of a non-ADA ATM. These are the guidelines to follow, first for manufacturers. They must now alter, or they have altered, the production specifications to convert all ATM machine specs to the 2010 ADA standard. First, machines must convert to new physical access standards. Physical access is; how the machine is approached, how easily the ATM can be reached, and how tall the keypad can be and still be accessed. Communications standards are: how the machine is accessed and, in the case of a blind ATM user, how private the transaction is. New guidelines and requirements dealing with this can be as simple as putting a Braille stocker over the headphone jack so the blind users know where the audio jack is. Another requirement takes care of the problem of people looking over the shoulder of a sight disadvantaged person. Each person using the headphone jack can now have the screen go black (some say blank) to prevent the potential of dishonest people looking over their shoulder to watch the PIN number being input.

Anti-fraud Initiatives.   Because of reported instances of fraudulent use of ATM’s, legislation is pending that would require New York State or federal licensing and background checks of ATM operators. There are proposals pending in New York State, which would require merchants that are not financial institutions to be licensed in order to maintain an ATM on their premises; other jurisdictions currently require such licensing. New licensing requirements could increase our cost of doing business in those markets.

Electronic Financial Transactions Network Regulations.   Electronic Financial Transactions Networks, or EFTN, has adopted extensive regulations that are applicable to various aspects of our operations. These regulations include the encryption standards described more fully below and limitations on the maximum amount of cash that can be withdrawn from each machine. As described in “Triple DES” below, we will need to convert our ATM’s to the new encryption standards by their compliance dates. With respect to all other EFTN regulations, we believe that we are in material compliance with the regulations that are currently in effect and, if any deficiencies were discovered, we would be able to correct them before they had a material adverse impact on our business.

Network Regulations. National and regional networks have adopted extensive regulations that are applicable to various aspects of our operations and the operations of other ATM network operators. We believe that we are in material compliance with these regulations and, if any deficiencies were discovered, that we would be able to correct them before they had a material adverse impact on our business.

Triple DES. The Digital Encryption Standard, or DES, is the encryption standard that ATM’s use to encrypt the personal identification number that is transmitted to the processing agent during an ATM transaction. Due to concerns over the increased processing power of computers and their potential to decode the DES encryption, MasterCard International (MasterCard) and VISA have advised all ATM operators that any ATM using its network must be compliant with the more rigorous and secure Triple Data Encryptions Standard Compliance “Triple DES” standard.

Triple DES uses an enhanced encryption key pad residing in ATM’s and point-of-sale terminals that makes it far more difficult for even the fastest computers to determine all the possible algorithmic combinations used to scramble the consumer’s personal identification number (PIN). The use of Single DES keys, while effective for decades without any known security breaches by computer hackers, is now thought to be vulnerable to today's faster computer processors.

One of the nation's leading PIN-based debit networks, is Star, which is owned by First Data Corp., a company based in Omaha, Nebraska, has nearly 2.3 million ATM and retail POS locations coast to coast. Star provides debit cardholders access to their money a more locations across a broader geography with proven reliability.. The network lowers fraud costs of PIN-debit transactions and enhances cardholder convenience. Star provides added value and greater convenience for cardholders and helps drive customer retention.

First Data Advantage also provides a single source for debit and ATM processing of PIN-secured, signature debit and stored value cards and the expertise of one of the largest ATM transaction processors.

Legal Proceedings

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We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

Employees

The Company currently has no full-time or part-time employees.

Item 1A. Risk Factors.

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Company

We have a limited operating history which may not be an indicator of our future results.

As a result of our limited operating history, our plan for rapid growth, and the increasingly competitive nature of the markets in which we operate, the historical financial data is of limited value in evaluating our future revenue and operating expenses. Our planned expense levels will be based in part on expectations concerning future revenue, which is difficult to forecast accurately based on current plans of expansion and growth. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Further, general and administrative expenses may increase significantly as we expand operations. To the extent that these expenses precede, or are not rapidly followed by, a corresponding increase in revenue, our business, operating results, and financial condition will suffer.

Heidi Kline, our sole executive officer and director, also serves as our Principal Financial Officer. Her lack of financial expertise renders her reliant on outside financial advisors.

Heidi Kline, our Chief Executive Officer and President and sole director, serves as our Principal Executive Officer and Principal Financial Officer. A Principal Financial Officer’s duties include oversight of the financial condition of a company, including assisting the company’s independent auditors with company’s fiscal year audit and result of operations and preparation of the company’s unaudited financial statements and results of operations for each of the quarters of the company’s fiscal year. Also, a reporting company’s Principal Financial Officer is required to sign the company’s periodic reports as such and attest as the veracity of such company’s disclosure, including, but not limited to the company’s financial statements and internal controls and procedures. Due to Ms. Burton’s lack of financial expertise, especially in the ATM industry, she is reliant on outside financial advisors.

We have 67 ATM’s currently located at 67 different regional customers. Our business would suffer if we could not replace a significant amount of customers who stopped using our ATM’s.

We have contracts with a limited number of regional customers. We own and/or manage a total of 67 privately owned Automated Teller Machines, or ATM’s, located at 67 different merchants in New York.  Our Company would suffer dramatically if a significant number of merchants decided to stop using our ATM’s and we were unable to replace such customers.

The continued growth and acceptance of debit cards as a means of payment could negatively impact our results of operations.

The use of debit cards by consumers has been growing. Consumers use debit cards to make purchases from merchants, with the amount of the purchase automatically deducted from the consumers' checking accounts. An increasing number of merchants are accepting debit cards as a method of payment, and are also permitting consumers to use the debit cards to obtain cash. The increasing use of debit cards to obtain cash may reduce the number of cash withdrawals from our ATM’s, and may adversely affect our revenues from surcharge fees. A continued increased in the use and acceptance of debit cards could have a material adverse effect on our business, results of operations and financial condition.

There are other several industry trends which we expect to increase and which could hurt our Company us if we fail to grow our business.

We have noted the following trends in the ATM industry which we expect to continue in the foreseeable future:

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•	A consolidation in the banking industry, causing the number of different financial institutions and different ATM networks to decline. Generally, users who use ATM’s affiliated with their banks are not charged surcharge fees. This consolidation and resulting proliferation of affiliated ATM’s is causing regional operators who charge surcharge fees, such as our Company, to lose current and potential customers, market share and revenue.
•	An increase in the public’s use of bank cards as either a credit or debit card as compared to utilizing cash to make purchases.
•	An increase in the number and proliferation of ATM sites by national banking institutions which facilitate their customers access to cash and making stand alone ATM’s, such as ours, less necessary.
•	An increase in and public awareness of identity theft and ATM fraud often perpetuated by persons manipulating and damaging stand alone ATM’s such as ours, which may cause potential customers to be weary of utilizing ATM machines not affiliated with regional or national banking institutions, including our ATM’s.
•	National banks lowering their surcharge fees relative to stand alone ATM’s, such as ours.
•	An increase in banks’ affiliations with other institutions (e.g., airlines, merchants, charities) which enable customers to use their bank cards as credit/debit cards and earn points redeemable at such other institutions.
•	A decrease in merchants’ required minimum purchases before accepting customers’ credit cards and bank cards used as either a credit or debit card.
•	The ability of a customer to receive cash back from a merchant when using his/her debit cards to make a purchase at the merchant, thereby decreasing the need for the customer to use an ATM.
•	Credit card processors diversifying their business by taking advantage of existing relationships with merchants to place ATM’s at sites with those merchants.
•	Number of retailers issuing their own in-store credit cards and offering their customers utilizing such retailer’s credit card with discounted merchandise.
•	Companies that have the capability to provide both back office services and ATM management services.
•	Consolidators in the business such as TRM/E-funds and Cardtronics/E-trade.

We believe that the foregoing industry trends will most likely have a material adverse effect on our future financial condition and/or results of operations, especially if we fail to grow our business.

Any regulation or elimination of surcharge or interchange fees could have a materially adverse impact on our results of operations.

The imposition of surcharge fees is not currently subject to federal regulation. However, several states in which we currently have no operations have banned companies from imposing such fees, generally as a result of activities of consumer advocacy groups that believe that transaction fees are unfair to users. There have been, however, various state and local efforts in the United States to ban or limit transaction fees. We are not aware of any existing bans or limits on transaction fees applicable to us in any of the jurisdictions in which we currently do business. We cannot guarantee that transaction fees will not be banned or limited in the jurisdictions in the United States in which we operate. Such a ban or limit could materially limit or reduce our ATM revenues.

Our ATM business is subject to government and industry regulations, which we describe below. This regulatory environment is subject to change and various proposals have been made which, if finalized, could affect our ATM operations. Our failure to comply with existing or future laws and regulations pertaining to our ATM business could result in restrictions on our ability to provide our products and services, as well as the imposition of civil fines.

Mergers, acquisitions and personnel changes at financial institutions and electronic funds transfer networks and independent sales organizations may adversely affect our business, financial condition and results of operations.

Currently, the banking industry is consolidating, causing the number of financial institutions and ATM networks to decline. This consolidation could cause us to lose:

•	current and potential customers;
•	market share if the combined entity determines that it is more efficient to develop in-house products and services similar to ours or use our competitors’ products and services; and
•	revenue if the combined institution is able to negotiate a greater volume discount for, or discontinue the use of, our products and services.

The ATM and electronic transaction processing industries are increasingly competitive, which could adversely impact our results from operations and financial condition.

The ATM business is and can be expected to remain highly competitive. While our principal competition comes from national and regional banks, we also compete with independent ATM companies. All of these competitors offer services similar to or substantially the same as those offered by our company. Most of these competitors are larger, more established and have greater financial and other resources than our company. Such competition could prevent us from obtaining or maintaining desirable locations for our machines or could cause us to reduce our user fees generated by our ATM’s or could cause our profits to decline.

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The independent ATM business has become increasingly competitive since entities other than banks have entered the market and relatively few barriers exist to entry. We face intense competition from a number of companies. Further, we expect that competition will intensify as the movement towards increasing consolidation within the financial services industry continues. Many of our competitors have significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than we do.

In the market for electronic transaction processing, the principal factors on which we compete are price and service levels. The future growth of our revenues in this market is dependent upon securing an increasing volume of transactions. If we cannot control our transaction processing expenses, we may not remain price competitive and our revenues will be adversely affected.

In addition to our current competitors, we expect substantial competition from established and new companies. We cannot assure you that we will be able to compete effectively against current and future competitors. Increased competition could result in price reductions, reduced gross margins or loss of market share.

If the computer network and data centers we use were to suffer a significant interruption, our business and customer reputation could be adversely impacted and result in a loss of customers.

Our ability to provide reliable service largely depends on the efficient and uninterrupted operations of the computer network systems and data centers we use. Any significant interruptions could severely harm our business and reputation and result in a loss of customers. Our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses. Although we have taken steps to prevent a system failure, we cannot be certain that our measures will be successful and that we will not experience system failures. Further, our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur.

We may be unable to defend ourselves from claims of intellectual property infringements, which could have a negative impact on our results of operations.

Although we believe that our business operations do not infringe upon third parties’ intellectual property rights, third parties may assert infringement claims against us in the future. In particular, there has been a substantial increase in the issuance of business process patents for Internet-related business processes, which may have broad implications for all participants in Internet commerce. Claims for infringement of these patents are becoming an increasing source of litigation. If we become subject to an infringement claim, we may be required to modify our products, services and technologies or obtain a license to permit our continued use of those rights. We may not be able to do either of these things in a timely manner or upon reasonable terms and conditions. Failure to do so could seriously harm our business and operating results. In addition, future litigation relating to infringement claims could result in substantial costs to us and a diversion of management resources. Adverse determinations in any litigation or proceeding could also subject us to significant liabilities and could prevent us from using some of our products, services or technologies.

Risks Related to Our Common Stock

Currently there is no active market for our common stock.

There is not currently an active trading market for the shares. Following the effectiveness of this registration statement, the Company intends to request that a broker-dealer / market maker submit an application to make a market for the Company's shares on the OTC Bulletin Board. However, there can be no assurance that the application will be accepted or that any trading market will ever develop or be maintained on the OTC Bulletin Board, pink sheets or any other recognized trading market or exchange. Any trading market for the common stock that may develop in the future will most likely be very volatile, and numerous factors beyond the control of the Company may have a significant effect on the market. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. Therefore, only upon the effective date of this registration statement will the Company's shares become eligible to be quoted on the OTC Bulletin Board. In the event that the Company loses this status as a "reporting issuer," any future quotation of its common stock on the OTC Bulletin Board may be jeopardized.

Our Preferred Stock could be issued to inhibit potential investors or delay or prevent a change of control that may favor you.

Some of the provisions of our certificate of incorporation, our bylaws and Nevada law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

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Our common stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•	make a reasonable determination that the transaction in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Item 2. Financial Information.

The following discussion of our plan of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Management’s Discussion and Analysis or Plan of Operations

Certain statements in this Report constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words "believe", "expect", "anticipate", "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Overview

We own and/or manage a total of 67 Automated Teller Machines, or ATM’s, located at 67 different merchants in Onondaga County in upstate New York.

Our revenues are principally derived from two types of fees which we charge for processing transactions on our ATM network. We receive an interchange fee from the issuer of the credit or debit card for processing a transaction when a cardholder uses an ATM in our network. In addition, in most cases we receive a surcharge fee from the cardholder when the cardholder makes a cash withdrawal from an ATM in our network.

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Surcharge/convenience fees are fees assessed directly to the consumer utilizing the ATM terminals owned by the Company. The surcharge/convenience fees assessed range from $1.50 to $4.00 based upon a cash withdrawal transaction from the ATM terminals.

Interchange fees are fees assessed directly to the card issuer of the consumer. The interchange fees are comprised of two fees: (1) an interchange fee ranging from approximately $0.40 to $0.55 based upon each cash withdrawal transaction; and (2) an interchange fee ranging from approximately $0.15 to $0.25 based upon an account inquiry by the consumer.

We compete in a fragmented industry in which no one firm has a significant market share and can strongly influence the industry outcome. Our industry is populated by a large number of financial institutions and Independent Sales Organizations, or ISOs, which deploy ATM’s. The industry we compete in is also characterized by essentially undifferentiated services.

Additionally, the industry in which we compete is showing increasing signs of being an industry in decline. Reasons for this market decline include:

•	Emergence of debit cards, “pay pass” machines and RFID as substitutes for cash in making purchases;
•	Increasing acceptance of debit cards by younger demographics; and
•	Market saturation of prime ATM locations in the U.S.

The demand for our ATM services is primarily a function of population growth and new business creation to serve that population growth.

Our business strategy to grow our business includes the following:

•	Acquiring additional ATM’s from borrowings or financings from private placement of our securities;
•	Continuing to search for profitable locations for the placement of our ATM’s; and
•	Grow our margins by conservatively hiring additional staff on as-needed basis.

Industry Trends

We have noted the following trends in the ATM industry which we expect to continue in the foreseeable future:

•	A consolidation in the banking industry, causing the number of different financial institutions and different ATM networks to decline. Generally, users who use ATM’s affiliated with their banks are not charged surcharge fees. This consolidation and resulting proliferation of affiliated ATM’s is causing regional operators who charge surcharge fees, such as our Company, to lose current and potential customers, market share and revenue.
•	A marked increase in the acceptance and utilization of consumers and retailers ATM’s cards which can also be used as either a credit card or debit card.
•	An increase in the public’s use of bank cards as a either credit or debit card as compared to utilizing cash to make purchases.
•	An increase in the number and proliferation of ATM sites by national banking institutions which facilitate their customers access to cash and making stand alone ATM’s, such as ours, less necessary.
•	An increase in and public awareness of identity theft and ATM fraud often perpetuated by persons manipulating and damaging stand alone ATM’s such as ours, which may cause potential customers to be weary of utilizing ATM machines not affiliated with regional or national banking institutions, including our ATM’s.
•	National banks lowering their surcharge fees relative to stand alone ATM’s, such as ours
•	An increase in banks’ affiliations with other institutions (e.g., airlines, merchants, charities) which enable customers to use their bank cards as credit/debit cards and earn points redeemable at such other institutions
•	A decrease in merchants’ required minimum purchases before accepting a customers’ credit cards and bank cards which can be used as a credit or debit card;
•	The ability of a customer to receive cash back from a merchant when using his/her debit cards to make a purchase at the merchant, thereby decreasing the need for the customer to use an ATM.
•	Credit card processors diversifying their business by taking advantage of existing relationships with merchants to place ATM’s at sites with those merchants.
•	Number of retailers issuing their own in-store credit cards and offering their customers utilizing such retailer’s credit card with discounted merchandise.
•	Companies that have the capability to provide both back office services and ATM management services.
•	Consolidators in the business such as TRM/E-Funds and Cardtronics/E-trade.

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We expect these trends to increase which could harm our business and operations if we fail to grow our business.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates and judgments on historical experience and on various other assumptions that we believe are reasonable under the circumstances. However, future events are subject to change, and the best estimates and judgments routinely require adjustment. The amounts of assets and liabilities reported in our consolidated balance sheet, and the amounts of revenues and expenses reported for each of our fiscal periods, are affected by estimates and assumptions which are used for, but not limited to, the accounting for allowance for doubtful accounts, goodwill and intangible asset impairments, restructurings, inventory and income taxes. Actual results could differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition Policies

The Company derives its primary revenue from the sources described below, which includes surcharge revenue and interexchange revenue. Surcharge fees are added fees which the Company charges the ATM user for dispensing cash. The Company receives all of the surcharge fees on the ATM’s it owns or services but none of the surcharge fees on third party owned ATM’s in its network. Interexchange fees are fees charged between banks for transferring money. The Company receives all of the interexchange fees on ATM’s in its network whether owned or not.

Surcharge fees are fees assessed directly to the consumer utilizing the ATM terminals owned by the Company. The surcharge fees assessed range from $1.50 to $4.00 based upon a cash withdrawal transaction from the ATM terminals.

Interchange fees are fees assessed directly to the card issuer of the consumer. The interchange fees are comprised of two fees: (1) an interchange fee ranging from approximately $0.40 to $0.55 based upon each cash withdrawal transaction; and (2) an interchange fee ranging from approximately $0.15 to $0.25 based upon an account inquiry by the consumer.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 provides guidance on the definition of fair value, methods to measure fair value, and expanded disclosures of fair value. SFAS No. 157 is effective as of the first interim or annual reporting period that begins after November 15, 2007. Accordingly, we will adopt SFAS No. 157 in its quarter ending March 31, 2008. We are currently evaluating the provisions of SFAS No. 157 and have not yet determined the impact, if any, that SFAS No. 157 will have on its financial statement presentation or disclosures.

Comparison of Results of Operations for the Fiscal Years Ended September 30, 2014 and 2013:

Revenues

We had total revenues of $15,104 during the year ended September 30, 2014 compared to $15,957 during the year ended September 30, 2013. The decrease in revenue is from decreased usage of our ATM’s resulting in lower total surcharge revenues.

Operating Expenses

Our total operating expenses for the years ended September 30, 2014 and 2013 were $20,674 and $11,949, respectively. Operating expenses primarily consist of 1) cost of revenue and 2) general office expenses and shortages of cash in our ATM’s.

Cost of revenues consists of supplies for and deprecation on the ATM’s. Cost of revenues totaled $4,028 during the year ended September 30, 2014 compared to $3,870 during the year ended September 30, 2013. The increase in cost of goods sold is related to the timing of purchasing supplies for the ATM’s combined with increased depreciation expense. Depreciation expense for the year ended September 30, 2014 was $2,068 compared to $1,667 for the year ended September 30, 2013. Based on industry experience, we expect our ATM’s to have a useful life of approximately three to five years before they become obsolete and must be replaced or substantially overhauled.

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Total shortages in our ATM’s were $15,940 and $7,040 during the years ended September 30, 2014 and 2013, respectively.

Interest Expense

Interest expense during the years ended September 30, 2014 and 2013 was $44,734 and $43,408, respectively. The increase in interest expense is due to the compounding of interest on existing notes payable.

Other Income

Other income consists of the sale of fixed assets. Other income was $444 during the year ended September 30, 2014 compared to $0 for the year ended September 30, 2013. The increase in other income during the year ended September 30, 2014 was due to the sale of an ATM that did not exist during the year ended September 30, 2013.

Net Loss from Operations

We had a net loss of $49,860 and $39,400 during the years ended September 30, 2014 and 2013, respectively. The increase in net loss during the year ended September 30, 2014 was primarily due to the increased operating expenses previously described.

Comparison of Results of Operations for the Nine Months Ended June 30, 2015 and 2014:

Revenues

We had total revenues of $10,047 during the nine months ended June 30, 2015 compared to $12,473 during the nine months ended June 30, 2014. The decrease in revenue is from decreased usage of our ATM’s resulting in lower total surcharge revenues.

Operating Expenses

Our total operating expenses for the nine months ended June 30, 2015 and 2014 were $12,530 and $14,702, respectively. Operating expenses primarily consist of 1) cost of revenue and 2) general office expenses and shortages of cash in our ATM’s.

Cost of revenues consists of supplies for and deprecation on the ATM’s. Cost of revenues totaled $3,350 during the nine months ended June 30, 2015 compared to $3,099 during the nine months ended June 30, 2014. The increase in cost of goods sold is related to increased supplies purchased during the nine months ended June 30, 2015. Depreciation expense for the nine months ended June 30, 2015 was $1,096 compared to $1,563 for the nine months ended June 30, 2014. Based on industry experience, we expect our ATM’s to have a useful life of approximately three to five years before they become obsolete and must be replaced or substantially overhauled.

Total shortages in our ATM’s were $5,300 and $9,000 during the nine months ended September 30, 2015 and 2014, respectively.

Interest Expense

Interest expense during the nine months ended June 30, 2015 and 2014 was $34,550 and $33,489, respectively. The increase in interest expense is due to the compounding of interest on existing notes payable.

Other Income

Other income consists of the sale of fixed assets. Other income was $0 during the nine months ended June 30, 2015 compared to $444 for the nine months ended June 30, 2014. The decrease in other income during the nine months ended June 30, 2015 was due to the sale of an ATM during the nine months ended June 30, 2014 that did not exist during the nine months ended June 30, 2015.

Net Loss from Operations

We had a net loss of $37,033 and $35,274 during the nine months ended June 30, 2015 and 2014, respectively. The increase in net loss during the nine months ended June 30, 2015 was primarily due to the decreased revenue previously described.

Liquidity and Capital Resources

Our primary liquidity and capital resource needs are to finance the costs of our operations, to make capital expenditures.

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As of June 30, 2015, we had $4,568 cash on hand, compared to $5,792 and 12,513 at September 30, 2014 and 2013. The change in cash on hand from period to period is due to cash used in operating activities.

We believe that our short-term and long-term liquidity requirements will be minimal and that we will be able to fund such requirements from our future results of operations. In addition, our principal stockholders have agreed to fund any liquidity requirements not met by our future results of operations.

Net cash used in operating activities was $1,224 and $656 during the nine months ended June 30, 2015 and 2014. Net cash used in operating activities was $3,336 during the year ended September 30, 2014 and net cash provided during the year ended September 30, 2013 was $4,194.

Net cash used in investing activities were $0 and $3,385 during the nine months ended June 30, 2015 and 2014 and $3,385 and $0 during the years ended September 30, 2014 and 2013. The net cash used in investing activities consisted solely of the sale and purchase of fixed assets.

There was no cash used in or provided by financing activities during the nine months ended June 30, 2015 or 2014 as well as the years ended September 30, 2014 or 2013.

Our expenses to date are largely due to an increase in accounting and legal fees in connection with our preparation to become a public company. Upon effectiveness of the Registration Statement on Form 10 of which this Prospectus is a part, we will be required to prepare and file periodic reports under the Securities Exchange Act of 1934, as amended, including but not limited to, quarterly reports on Form 10-Q and annual reports on Form 10-K. The preparation and filing of such reports will necessitate additional accounting and legal fees.

We believe that our results of operations will provide us with the necessary funds to satisfy our liquidity needs for the next twelve 12 months due to several factors. Such factors include, but are not limited, the fact that we are not paying Ms. Kline, our sole executive and director any compensation and/or for services rendered, and do not anticipate doing so until we are profitable

Working Capital

As of June 30, 2015, we had current assets totaling $6,269 and total current liabilities of $455,251 creating a working capital deficit of $448,982. Our current working capital is insufficient to fund operations and we will require additional investment through equity or debt financing to reduce our current liabilities.

Impact of Inflation and Changing Prices

We were not impacted by inflation during the past two fiscal years in any material respect. There is no borrowing for the vault cash in the ATM’s. We supply the vault cash on the ATM’s we own. The vault cash for the machines we manage is provided by the owner.

Off Balance Sheet Arrangements

The Company has not had any off balance sheet arrangements.

Item 3. Properties.

The Company currently maintains a corporate office at 307 Winchester Road, East Syracuse, NY 13057 and has no lease on the space nor pays rent to maintain the space. This location is approximately 240 square feet of office space. The Company feels this space is sufficient until the Company commences full operations.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table lists, as of September 30, 2015, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership‚ concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

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The percentages below are calculated based on 143,507,012 shares of our common stock issued and outstanding as of September 30, 2015. We do not have any outstanding options, or other securities exercisable for or convertible into shares of our common stock. Unless otherwise indicated, the address of each person listed is care of Monterey Management Corp., 307 Winchester Rd., East Syracuse, NY 13057.

Name of Beneficial Owner	Title Of Class	Amount and Nature of Beneficial Ownership	Percent of Class	Warrants (Shares)

Ontario Holdings, LLC (1)	Common	75,073,198	52.3%	None
Total Officers and Directors	Common	75,073,198	52.3%	None

(1)	Heidi Kline is the beneficial owner of the shares held in the name of Ontario Holdings, LLC, and has sole voting and dispositive power with respect to the shares held in the name of such entity. The amount of shares included in this table includes those shares owned by the beneficial owner’s spouse, and entity or trust controlled by the beneficial owner, or owned by another person in the owner’s household.

Item 5. Directors and Executive Officers.

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years of our current Directors and executive officers. Unless otherwise indicated, the address of each person listed is care of Monterey Management Corp., [307 Winchester Rd., East Syracuse, NY 13057.)

Name and Business Address	Age	Position
Heidi Kline	31	President, Treasurer, Secretary, and Director

Heidi Kline, age 31. Heidi M. Kline is President and Director of Monterey Management Corp. Ms. Kline was elected to both posts in September 2014. She has been employed by Ruby Tuesday as a service associate for three years. Ms. Kline is the sole member of Ontario Holdings, LLC, which is the principal owner of the Company with 52.3% of the issued and outstanding shares. She attended Liverpool High School in Liverpool, NY and earned a G.E.D. in 2002. Ms. Kline subsequently received a Business Management associate degree from Bryant and Stratton College in Syracuse, NY.

Board Composition

Our bylaws provide that the Board of Directors shall consist of one or more members. Each director of the Company serves for a term of one year or until the successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Each officer serves, at the pleasure of the Board of Directors, for a term of one year and until the successor is elected at the annual meeting of the Board of Directors and is qualified.

Involvement in Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

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Item 6. Executive Compensation.

Summary Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officer for all services rendered in all capacities to our company, or any of its subsidiaries, for the years ended September 30, 2014 and 2013:

Compensation Table for Executives

Name & Principal Position	Year	Salary ($)	Bonus	Stock Awards ($)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Heidi Kline	2014	0	0	0	0	0	0	0
President	2013	0	0	0	0	0	0	0

Employment Agreements

The Company has no employment agreements or arrangements.

Compensation of Directors

Summary Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named Director for all services rendered in all capacities to our company, or any of its subsidiaries, for the year ended September 30, 2014:

Compensation Table for Directors

Name &Principal Position	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Heidi Kline	2014	0	0	0
Director	2013	0	0	0

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Director Independence

Our securities are not listed on a national securities exchange or on any inter-dealer quotation system which has a requirement that a majority of directors be independent. Our board of directors has undertaken a review of the independence of each director by the standards for director independence set forth in the NASDAQ Marketplace Rules. Under these rules, a director is not considered to be independent if he or she also is an executive officer or employee of the corporation. Our board of directors determined that the Company does not have any independent directors. These definitions are not available to security holders on the registrant’s website.

Related Transactions

The Company entered into certain transactions with related parties during from October 1, 2012 to June 30, 2015. These transactions consist mainly of financing transactions and consulting arrangements.  Transactions with related parties are reviewed and approved by the disinterested members of the Board of Directors.

Item 8. Legal Proceedings.

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

(a)	Market Information.

There is no public market for the Company’s common stock.

C
(b)	Holders.

18

As of June 30, 2015, there were 143,507,012 common shares issued and outstanding, which were held by 137 stockholders of record. Once this registration statement has been effective for 90 days, then all shares that are not held by affiliates of the Company will be able to sell their shares as long as they have been held for longer than six months, according to market conditions and if a market develops.

(c)	Warrants

There are no warrants, options or other convertible securities outstanding.

(d)	Dividends.

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends.

(e)	Securities Authorized for Issuance under Equity Compensation Plans.

We do not have any compensation plan under which equity securities are authorized for issuance.

Item 10. Recent Sales of Unregistered Securities.

None.

Item 11. Description of Registrant’s Securities to be Registered.

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, which has been filed as an exhibit to this registration statement.

Our authorized capital stock consists of 200,000,000 shares, all of which are shares of common stock, $0.001 par value (“Common Stock”).

Common Stock

We are not registering shares of our common stock. We are authorized to issue 200,000,000 shares of common stock, par value $0.001, of which 143,507,012 shares are issued and outstanding as of June 30, 2015. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of Directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Certificate of Incorporation or By-laws that would delay, defer, or prevent a change in control of our Company.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Transfer Agent

Action Stock Transfer Corp., 2469 E. Fort Union Blvd,, Ste. 214, Salt Lake City, Utah 84212. Phone: (801) 274-1088.

Item 12. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our Articles of Incorporation.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our By-Laws provide that we will indemnify our directors to the fullest extent permitted by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the By-Laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

19

Item 13. Financial Statements and Supplementary Data.

MONTEREY MANAGEMENT CORP

(Formerly Bloggerwave, Inc.)

FINANCIAL STATEMENTS

September 30, 2014 and 2013

June 30, 2015 (unaudited)

20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Monterey Management Corp.

East Syracuse, New York

We have audited the accompanying balance sheets of Monterey Management Corp. (The “Company”) as of September 30, 2014 and 2013, and the related statements of operations, stockholders’ deficit and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Monterey Management Corp. as of September 30, 2014 and 2013 and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company does not have significant cash or other current assets, nor does it have an established source of revenue sufficient to cover its operating losses. These conditions raise significant doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

October 20, 2015

F-1

MONTEREY MANAGEMENT CORP.
(Formerly Bloggerwave, Inc.)
Balance Sheets

	June 30, 2015	September 30,
		2014	2013
	(Unaudited)
ASSETS
Current assets
Cash	$4,568	$5,792	$12,513
Other current asset	1,701	1,221	1,333
Total current assets	6,269	7,013	13,846

Equipment, net of accumulated depreciation	2,193	3,289	1,528

Total assets	$8,462	$10,302	$15,374

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$7,239	$6,596	$6,542
Accrued interest payable	178,812	144,262	99,528
Related party notes payable	120,100	120,100	120,100
Notes payable	21,600	21,600	21,600
Convertible notes payable	127,500	127,500	127,500
Total current liabilities	455,251	420,058	375,270

Stockholders' deficit
Common stock, $0.001 par value; 200,000,000 shares authorized; 143,507,012 issued and outstanding	143,507	143,507	143,507
Additional paid in capital	(16,911)	(16,911)	(16,911)
Accumulated Other comprehensive loss	(47,780)	(47,780)	(47,780)
Accumulated deficit	(525,605)	(488,572)	(438,712)
Total stockholders' deficit	(446,789)	(409,756)	(359,896)

Total liabilities and stockholders' deficit	$8,462	$10,302	$15,374

See accompanying notes to the financial statements.

F-2

MONTEREY MANAGEMENT CORP.
(Formerly Bloggerwave, Inc.)
Statements of Statement of Operations

	Nine months ended June 30,		Year ended September 30,
	2015	2014	2014	2013
	(unaudited)	(unaudited)
Revenue	$10,047	$12,473	$15,104	$15,957

Operating expenses
Cost of revenue	3,350	3,099	4,028	3,870
General and administrative	9,180	11,603	16,646	8,079
Total operating expenses	12,530	14,702	20,674	11,949

Income (loss) from operations	(2,483)	(2,229)	(5,570)	4,008

Other income (expense)
Gain on sale of equipment	-	444	444	-
Interest expense	(34,550)	(33,489)	(44,734)	(43,408)
Total other income (expense)	(34,550)	(33,045)	(44,290)	(43,408)

Net loss applicable to common shareholders	$(37,033)	$(35,274)	$(49,860)	$(39,400)

Basic and diluted loss per common share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding – Basic and Diluted	143,507,012	143,507,012	143,507,012	143,507,012

See accompanying notes to the financial statements.

F-3

MONTEREY MANAGEMENT CORP.
(Formerly Bloggerwave, Inc.)
Statement of Stockholders' Deficit

	Common Stock		Additional Paid In Capital	Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount

Balance, September 30, 2012	143,507,012	$143,507	$(16,911)	$(47,780)	$(399,312)	$(320,496)

Net loss, year ended September 30, 2013	-	-	-	-	(39,400)	(39,400)
Balance, September 30, 2013	143,507,012	143,507	(16,911)	(47,780)	(438,712)	(359,896)

Net loss, year ended September 30, 2014	-	-	-	-	(49,860)	(49,860)
Balance, September 30, 2014	143,507,012	143,507	(16,911)	(47,780)	(488,572)	(409,756)

Net loss, nine months ended June 30, 2015 (unaudited)	-	-	-	-	(37,033)	(37,033)
Balance, June 30, 2015 (unaudited)	143,507,012	$143,507	$(16,911)	$(47,780)	$(525,605)	$(446,789)

See accompanying notes to the financial statements.

F-4

MONTEREY MANAGEMENT CORP.
(Formerly Bloggerwave, Inc.)
Statements of Cash Flows

	Nine months ended June 30,		Year ended September 30,
	2015	2014	2014	2013
	(unaudited)	(unaudited)
Cash flows from operating activities	(37,033)	(35,274)	(49,860)	(39,400)
Net loss
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,096	1,563	2,068	1,667
Gain on disposal of equipment	-	(444)	(444)	-
Changes in operating asset and liabilities
Other current asset	(480)	(50)	112	119
Accounts payable	643	60	54	(1,600)
Accrued interest payable	34,550	33,489	44,734	43,408
Net cash provided by (used in) operating activities	(1,224)	(656)	(3,336)	4,194

Cash flows from investing activities
Proceed from sale of equipment	-	1,000	1,000	-
Purchase of equipment	-	(4,385)	(4,385)	-
Net cash used in investing activities	-	(3,385)	(3,385)	-

Cash, beginning of period	5,792	12,513	12,513	8,319
Net change in cash	(1,224)	(4,041)	(6,721)	4,194
Cash, end of period	$4,568	$8,472	$5,792	$12,513

Supplemental cash flow information
Cash paid for interest	$-	$-	$-	$-
Cash paid for income taxes	$-	$-	$-	$-

See accompanying notes to the financial statements.

F-5

MONTEREY MANAGEMENT CORP.

(Formerly Bloggerwave, Inc.)

Notes to Financial Statements

September 30, 2014 and 2013

June 30, 2015 (unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies of Monterey Management Corp. (the Company) is presented to assist in understanding the Company’s financial statements. The accounting policies presented in these footnotes conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying financial statements. These financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity.

Organization, Nature of Business and Trade Name

The Company was incorporated in the State of Nevada on December 21, 2006 under the name Elevated Concepts, Inc. The Company originally was in the business of the export and sales of green, eco-friendly, biodegradable, non-toxic household products. On September 9, 2009, the Company entered into a merger agreement with Bloggerwave ApS., a Company incorporated under the laws of Denmark. As a result of the merger, the Company changed its name to Bloggerwave, Inc. On September 9, 2014, the Company changed its name to Monterrey Management Corp. The Company owns and operates automatic teller machines (“ATM’s”) through the northeastern United States.

The Company’s year-end is September 30.

Basis of Presentation and Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.

Concentration of Credit Risk:

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash. The Company places its cash with high credit quality financial institutions. At times such cash may be in excess of the FDIC limit.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents.

 Property and Equipment

Property and equipment is recorded at cost when acquired. Depreciation is provided principally on the straight-line method over the estimated useful lives of the related assets, which is 3-7 years for equipment. Repair and maintenance expenditures, which do not result in improvements, are charged to expense as incurred.

Revenue Recognition

The Company derives its primary revenue from the sources described below, which includes surcharge revenue and interexchange revenue. Surcharge fees are added fees which the Company charges the ATM user for dispensing cash. The Company receives all of the surcharge fees on the ATM’s it owns or services but none of the surcharge fees on third party owned ATM’s in its network. Interexchange fees are fees charged between banks for transferring money. The Company receives all of the interexchange fees on ATM’s in its network whether owned or not.

Surcharge fees are fees assessed directly to the consumer utilizing the ATM terminals owned by the Company. The surcharge fees assessed range from $1.50 to $4.00 based upon a cash withdrawal transaction from the ATM terminals. Revenue is recognized upon the user incurring the surcharge fee and cash is collected on the next business day.

Interchange fees are fees assessed directly to the card issuer of the consumer. The interchange fees are comprised of two fees: (1) an interchange fee ranging from approximately $0.40 to $0.55 based upon each cash withdrawal transaction; and (2) an interchange fee ranging from approximately $0.15 to $0.25 based upon an account inquiry by the consumer. Revenue is recognized monthly when paid by the cash issuer.

F-6

MONTEREY MANAGEMENT CORP.

(Formerly Bloggerwave, Inc.)

Notes to Financial Statements

September 30, 2014 and 2013

June 30, 2015 (unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

In accordance with the fair value accounting requirements, companies may choose to measure eligible financial instruments and certain other items at fair value. The Company has not elected the fair value option for any eligible financial instruments.

Income Taxes

The Company accounts for income taxes utilizing ASC 740, “Income Taxes”. ASC 740 requires the measurement of deferred tax assets for deductible temporary differences and operating loss carry forwards, and of deferred tax liabilities for taxable temporary differences. Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law. The effects of future changes in tax laws or rates are not included in the measurement. The Company recognizes the amount of taxes payable or refundable for the current year and recognizes deferred tax liabilities and assets for the expected future tax consequences of events and transactions that have been recognized in the Company’s financial statements or tax returns. The Company has recorded a 100% valuation allowance against net deferred tax assets due to uncertainty of their ultimate realization. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net loss per Common Share

We compute basic net loss per common share by dividing our net loss attributable to common shareholders by our weighted-average number of common shares outstanding during the period. Computation of diluted net loss per common share is similar to our computation of basic net loss per common share except that the numerator is increased to exclude charges which would not have been incurred, and the denominator is increased to include the number of additional common shares that would have been outstanding (using the if-converted and treasury stock methods) if securities containing potentially dilutive common shares (stock options and convertible debt) had been converted to common shares, and if such assumed conversion is dilutive. All potential common shares outstanding have been excluded from diluted net loss per common share because the impact of such inclusion would be anti-dilutive.

Beneficial Conversion Features

The intrinsic value of a beneficial conversion feature inherent to a convertible note payable, which is not bifurcated and accounted for separately from the convertible note payable and may not be settled in cash upon conversion, is treated as a discount to the convertible note payable. This discount is amortized over the period from the date of issuance to the date the note is due using the effective interest method. If the note payable is retired prior to the end of its contractual term, the unamortized discount is expensed in the period of retirement to interest expense. In general, the beneficial conversion feature is measured by comparing the effective conversion price, after considering the relative fair value of detachable instruments included in the financing transaction, if any, to the fair value of the common shares at the commitment date to be received upon conversion.

Related Parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Recently Adopted Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-7

MONTEREY MANAGEMENT CORP.

(Formerly Bloggerwave, Inc.)

Notes to Financial Statements

September 30, 2014 and 2013

June 30, 2015 (unaudited)

NOTE 2 – GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs. These conditions raise substantial doubt as to our ability to continue as a going concern.

Under the going concern assumption, an entity is ordinarily viewed as continuing in business for the foreseeable future with neither the intention nor the necessity of liquidation, ceasing trading, or seeking protection from creditors pursuant to laws or regulations. Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge its liabilities in the normal course of business.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the Business paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

During the next year, the Company’s foreseeable cash requirements will relate to continual development of the operations of its business, maintaining its good standing and making the requisite filings with the Securities and Exchange Commission, and the payment of expenses associated with research and development. The Company may experience a cash shortfall and be required to raise additional capital.

Historically, it has mostly relied upon internally generated funds and funds from the sale of shares of stock to finance its operations and growth. Management may raise additional capital through future public or private offerings of the Company’s stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing. The Company’s failure to do so could have a material and adverse affect upon it and its shareholders.

NOTE 3 – EQUIPMENT

Equipment consisted of the following as of June 30, 2015 and September 30, 2014 and 2013:

		September 30,
	June 30, 2015	2014	2013
Automatic Teller Machines	$6,885	$6,885	$5,000
Total	6,885	6,885	5,000

Less accumulated depreciation	(4,692)	(3,596)	(3,472)
Total	$2,193	$3,289	$1,528

During the year ended September 30, 2013, the Company did not have any equipment purchase or disposal.

During the year ended September 30, 2014, the Company purchased one Automatic Teller Machine for $4,385. The Company also disposed one Automatic Teller Machine with $556 net book value for $1,000. $444 gain on disposal of equipment was recognized.

Depreciation expense was $2,068 and $1,667 for the years ended September 30, 2014 and 2013, respectively and $1,096 and 1,563 for the nine months ended June 30, 2015 and 2014.

F-8

MONTEREY MANAGEMENT CORP.

(Formerly Bloggerwave, Inc.)

Notes to Financial Statements

September 30, 2014 and 2013

June 30, 2015 (unaudited)

NOTE 4 – INCOME TAXES

We did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented because we have experienced operating losses since inception.  When it is more likely than not that a tax asset cannot be realized through future income the Company must allow for this future tax benefit.  We provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carry forwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carry forward period.

The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements for the period ended September 30, 2014 applicable under FASB ASC 740.  We did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of accumulated deficit on the balance sheet.   All tax returns for the Company remain open.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences for the periods presented are as follows:

Income tax provision at the federal statutory rate	35%
Effect on operating losses	(35%)
—

Changes in the net deferred tax assets consist of the following:

	Nine months ended June 30,		Year ended September 30,
	2015	2014	2014	2013
Net operating loss carry forward	$37,033	$35,274	$49,860	$39,400
Valuation allowance	(37,033)	(35,274)	(49,860)	(39,400)
Net deferred tax asset	$—	$—	$—	$—

A reconciliation of income taxes computed at the statutory rate is as follows:

	Nine months ended June 30,		Year ended September 30,
	2015	2014	2014	2013
Tax at statutory rate (35%)	$12,962	$12,346	$17,451	$13,790
Increase in valuation allowance	(12,962)	(12,346)	(17,451)	(13,790)
Net deferred tax asset	$—	$—	$—	$—

The net operating loss carry forward as of June 30, 2015, September 30, 2014 and September 30, 2013 is $171,071, $134,038 and $84,178 respectively. This carry forward will start to expire in 2026 and may be limited upon the consummation of a business combination under IRC Section 381.

F-9

MONTEREY MANAGEMENT CORP.

(Formerly Bloggerwave, Inc.)

Notes to Financial Statements

September 30, 2014 and 2013

June 30, 2015 (unaudited)

NOTE 5 – CONVERTIBLE NOTES PAYABLE

On various dates between July 22, 2010 and February 1, 2011, the Company entered into four separate convertible note agreements with a third party to borrow a total of $147,500. The notes were due between April 26, 2011 and November 3, 2011 and carried an initial interest rate of 8% per annum with a default rate of 22% per annum. The notes were convertible to common stock at a rate equal to 55% of the average of the lowest three close prices of the ten trading days immediately preceding the conversion. The Company accepted the partial conversion of one of the notes during the year ended September 30, 2011 resulting in a total of 2,782,012 shares of $0.001 par value common stock being issued in exchange for $20,000 in note principal. On August 8, 2011, the Company and note holder agreed to amend the notes to set a fixed conversion price of $0.001 per share.

There was $127,500 of principal and accrued interest of $118,341; $97,361 and $69,311 due as of June 30, 2015 and September 30, 2014 and 2013, respectively.

NOTE 6 – NOTES PAYABLE

The Company has entered into separate notes with various individual and entities through the regular course of business.

On August 11, 2011, the Company entered into a note to borrow $15,000 with a third party. The note bears interest at 12% per annum, is due on demand and as such is included in current liabilities. There was $15,000 of principal and accrued interest of $6,998; $5,652 and $3,852 due as of June 30, 2015 and September 30, 2014 and 2013, respectively.

On December 27, 2011, the Company entered into a note to borrow $2,500 with a third party. The note bears interest at 12% per annum, is due on demand and as such is included in current liabilities. There was $2,500 of principal and accrued interest of $1,053; $828 and $528 due as of June 30, 2015 and September 30, 2014 and 2013, respectively.

On August 24, 2011, the Company entered into a note to borrow $4,100 with a third party. The note bears no interest, is due on demand and as such is included in current liabilities. There was $4,100 of principal and no accrued interest due as of June 30, 2015 and September 30, 2014 and 2013, respectively.

NOTE 7 – RELATED PARTY NOTES PAYABLE

A former shareholder had lent the Company a total of $120,000 on various dates through December 31, 2010. The loans bear interest at a rate of 6% until maturity and 10% when in default, are due on demand and as such are included in current liabilities. The note was not repaid by the due date and as such currently carries an interest rate of 10% per annum. There was $120,000 of principal and $52,420; $40,421 and $25,837 of accrued interest due as of June 30, 2015 and September 30, 2014 and 2013, respectively.

The Company received a loan totaling $100 from a related party to open a new bank account upon completion of a transfer of the controlling interest during the year ended September 30, 2011. The loan is non-interest bearing, due on demand and as such included in current liabilities. There was $100 in principal and no interest due as of and June 30, 2015 September 30, 2014 and 2013, respectively.

NOTE 8 – COMMON STOCK

The Company is authorized to issue up to 200,000,000 shares of $0.001 par value common stock. There were 143,507,012 shares of $0.001 par value common stock issued and outstanding at September 30, 2014 and 2013 and June 30, 2015.

F-10

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements.

The financial statements included in this Registration Statement on Form 10 are listed in Item 13.

(b) Exhibits.

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	By-Laws
3.3	Amended By-Laws
3.4	Articles of Amendment filed on November 19, 2009
3.5	Articles of Amendment filed on September 9, 2014
14.1	Company Code of Ethics

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 20, 2015.

Monterey Management Corp.

By: /s/ Heidi Kline

Name: Heidi Kline

Title: President

(Principal Executive Officer)

By: /s/ Heidi Kline

Name: Heidi Kline

Title: Treasurer and Acting Chief Financial Officer

(Principal Financial and Accounting Officer)

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